EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces year-end 2006 results.

JACKSONVILLE BEACH, FLORIDA, January 26, 2007

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces year-end 2006 results.

Atlantic BancGroup, Inc. posted net income of $1,918,000 for the twelve months ending December 31, 2006 as compared with $1,478,000 for the same period in 2005, an increase of $440,000 or 29.8%. Fully diluted earnings per share for the twelve months of 2006 totaled $1.54 as compared with $1.18 for the same period of 2005, an increase of 30.5%.

Atlantic BancGroup, Inc. posted net income of $510,000 for the fourth quarter of 2006, an increase of $68,000 or 15.4% earned over the same period of 2005. Fully diluted earnings per share increased to $.41 per share for the fourth quarter of 2006 compared to $.35 per share for the same period of 2005, an increase of 17.1%.

Consolidated total assets at December 31, 2006, reached $243.5 million, an increase of 13.8% over December 31, 2005. Consolidated deposits and consolidated net loans grew 14.4% and 16.4%, respectively, over the same period, with consolidated deposits at $192.7 million and consolidated net loans at $176.1 million at December 31, 2006.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.